Exhibit (h)(3)(c)

AMENDMENT TO AMENDED AND RESTATED PARTICIPATION AGREEMENT

Modern Woodmen of America (hereinafter the “Society”), an Illinois fraternal benefit society,  each of VARIABLE INSURANCE PRODUCTS FUND, VARIABLE INSURANCE PRODUCTS FUND II, VARIABLE INSURANCE PRODUCTS FUND III and VARIABLE INSURANCE PRODUCTS FUND IV and VARIABLE INSURANCE PRODUCTS FUND V, each an unincorporated business trust organized under the laws of the Commonwealth of Massachusetts (each referred to hereinafter as the “Fund”), and FIDELITY DISTRIBUTORS COMPANY LLC f/k/a Fidelity Distributors Corporation (hereinafter the “Underwriter” or “FDC”), a Massachusetts corporation, entered into a certain participation agreement dated September 17, 2001, which was subsequently amended and restated on August 15, 2006 and further amended on May 1, 2017 (collectively referred to as the “Participation Agreement”).  This Amendment (the “Amendment”) to the Participation Agreement is effective as of May 1, 2021, by and among the Society, on its own behalf and on behalf of the separate account of the Society as set forth in the Participation Agreement, as may be amended from time to time (the “Account”), the Fund and the Underwriter (collectively, the “Parties”).

RECITALS

WHEREAS, pursuant to the Participation Agreement among the Parties, the Society invests in shares of the portfolios of the Fund (the “Portfolios”) on behalf of the Account to fund the variable annuity certificates (the “Contracts”) identified in the Participation Agreement to persons that are registered owners of such Contracts on the books and records of the Society (the “Contract Owners”);

WHEREAS, the Accounts are registered as unit investment trusts under the Investment Company Act of 1940, as amended (the “1940 Act”), unless such Account is exempt from registration thereunder;

WHEREAS, the Society, on behalf of the Accounts, has certain obligations pursuant to the Participation Agreement to deliver Fund shareholder reports to Contract Owners, which obligations may be satisfied by compliance with Rule 30e-3 under the 1940 Act (“Rule 30e-3” or “the Rule”);

WHEREAS, the Society intends to deliver Fund shareholder reports to Contract Owners, by hosting a website that makes available certain fund documents required by the Rule;

WHEREAS, the Society intends to deliver portfolio prospectuses by relying on (and complying with the requirements, terms and conditions of) paragraph (j) of Rule 498A for “on-line” delivery;

WHEREAS, paragraph (j) of Rule 498A requires, inter alia, that some of the Required Materials (defined below) be posted and maintained on a website specified on the cover page of the Summary Prospectus for the Contracts, and the Society intends to host said website;

WHEREAS, the Society cannot host such websites in compliance with Rules 30e-3 and 498A unless the Funds prepare and provide the Required Materials that are specified in Rules 30e-3 and 498A;

WHEREAS, the Parties desire to update existing Schedules A and C to the Participation Agreement; and

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Society, the Fund, and the Underwriter hereby agree to supplement and amend the Participation Agreement as follows:

1.                                      Provision of Required Materials for Website Posting.

(a).          Required Materials.  The Fund and/or the Underwriter shall make available the following “Required Materials,” as specified in paragraph (b)(1) of Rule 30e-3 and paragraph (j)(l)(iii) of Rule 498A:

(i).                                 Summary Prospectus for the Portfolios;

(ii).                             Statutory Prospectus for the Portfolios;

(iii).                         Statement of Additional Information (“SAI”) for the Portfolios;

(iv).                          Most Recent Annual and Semi-Annual Reports to Shareholders (under Rule 30e-1 under the 1940 Act) for the Portfolios (together, the “Shareholder Reports”) (referred to in Rule 30e-3 as the “Current” and “Prior” Report to Shareholders);

(v).                              Complete Portfolio Holdings From Shareholder Reports Containing a Summary Schedule of Investments; and

(vi).                          Portfolio Holdings For Most Recent First and Third Fiscal Quarters (together with the complete portfolio holdings specified in (v)  above, the “Portfolio Holdings”).

(b).          Format of Required Materials.  The Fund and the Underwriter shall ensure the Required Materials are made available to the Society (or its designee) in an electronic format that is suitable for website posting, and in a format, or formats, that are convenient for both reading online and printing on paper

(c).          Use of Summary Prospectuses.

(i).           The Society shall ensure that an Initial Summary Prospectus is used for each currently offered Variable Contract described under the related registration statement, in accordance with paragraph (j)(1)(i) of Rule 498A.

(ii).          The Funds and Underwriter shall ensure that summary prospectuses are used for the Portfolios, as referenced in paragraph (j)(1)(ii) of Rule 498A.

2.                                      Content of Required Materials.  Society may access the Required Material via one of the methods identified on Schedule E hereto (the “Specified Website”), as it may be changed by the Fund or Underwriter from time to time; provided, that the Fund or Underwriter shall provide the Society with as much notice as reasonably practicable prior to any change of the Specified Website.  The Fund and the Underwriter shall be responsible for the content of the Required Materials.

3.                                      Provision of Required Materials for Paper Delivery. The Fund and the Underwriter shall:

(a).          At their expense, as the Society may reasonably request from time to time, provide the Society with sufficient paper copies of (iv) of the Required Materials as set forth in Section 1(a) above. Such Society requests shall be fulfilled reasonably promptly.

(b).          Alternatively, if requested by the Society in lieu thereof, the Fund or its designee shall provide the Required Materials in electronic format so that the Society can arrange for the Required Materials to be printed for distribution pursuant to Sections 5 and 6 of this Agreement.

4.                                      Paper Notice to Contract Owners. The Fund and Underwriter acknowledge that the Society shall be responsible for providing the paper Notice to its Contract Owners, in accordance with paragraphs (c) and (d) of Rule 30e-3.

5.                                      Delivery of Paper Copy Upon “Ad Hoc” Request. The Fund and Underwriter acknowledge that the Society shall be responsible for fulfilling ad hoc requests from Contract Owners for a paper copy of any of the Required Materials, in accordance with paragraph (e) of Rule 30e-3.

6.                                      Investor Elections to Receive Future Fund Reports in Paper. The Fund and Underwriter acknowledge that the Society shall be responsible for fulfilling Contract Owner elections to receive future Fund shareholder reports in paper, in accordance with paragraph (f) of Rule 30e-3 and paragraphs (i)Il) and (j)(3) of Rule 498A.

7.                                      Portfolio Expense and Performance Data. The Funds shall provide such data regarding each Portfolio’s expense ratios and investment performance as the Society shall reasonably request, to facilitate the registration and sale of the Contracts. Without limiting the generality of the forgoing, upon request, the Funds shall provide the following Portfolio expense and performance data on a timely basis to facilitate the Society’s preparation of its annually updated registration statement for the Contracts (and as otherwise reasonably requested by the Society):

(a).          the gross “Annual Portfolio Company Expenses” for each Portfolio calculated in accordance with Item 3 of Form N-1A, before any expense reimbursements or fee waiver arrangements; and

(b).          the net “Annual Portfolio Company Expenses” (aka “Total Annual Fund Operating Expenses”) for each Portfolio calculated in accordance with Item 3 of Form N-1A, that include any contractual expense reimbursements or fee waiver arrangements and the period for which the expense reimbursements or fee waiver arrangement is expected to continue and whether it can be terminated by a Portfolio or its affiliates; and

(c).        the “Average Annual Total Returns” for each Portfolio (before taxes) as calculated pursuant to Item 4(b)(2)(iii) of Form N-1A (for the 1, 5, and 10- year periods).

8.                                      Notice Expense Allocation.  In its sole discretion, FDC may agree to bear its proportionate costs, as determined by FDC, of providing notices of the availability of the Funds’ Reports to Contract Owners (the notices required by paragraph (c) of Rule 30e-3). Nothing in this section is intended to limit any current understanding or arrangement among the Parties with respect to the provision of Fund documents required for printing, delivery or other purposes, or the terms of any existing administrative services agreement, Rule 12b-1 agreement or related agreement, Servicing Agreement or other similar agreement between the Parties.

9.                                      Construction of this Amendment; Participation Agreement.

(a).          This Amendment shall be interpreted to be consistent with, and to facilitate compliance with and reliance on, Rule 30e-3 under the 1940 Act, Rule 498A under the 1933 Act and any interpretations of the Rule by the Securities and Exchange Commission, its staff, courts, or other appropriate legal authorities.

(b).          Except as otherwise specifically set forth in this Amendment, the terms of the Participation Agreement shall continue to apply, and shall apply to the duties, responsibilities, rights and obligations of the Parties under and pursuant to this Amendment.

10.                               Termination. This Amendment shall terminate upon the earlier of:

(a).          termination of the Participation Agreement; or

(b).          60 days written notice from any Party to the other Parties.

11.                               Counterparts and Delivery. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument. A signed copy of this Amendment delivered by facsimile or by emailing a copy in .pdf form shall be treated as an original and shall bind all Parties just as would the exchange of originally signed copies.

12.                               Schedules A and C.  Schedule A is hereby replaced in its entirety with the new Schedule A attached hereto.  Schedule C is hereby replaced in its entirety with the new Schedule C attached hereto, which represents the current investment companies available under the Contracts issued by the Society.

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date first above written.

The Society:

MODERN WOODMEN OF AMERICA, on behalf of itself and the Separate Account

By:	/s/ W. Kenny Massey
Print Name:	W. Kenny Massey
Title:	President

The Fund:

VARIABLE INSURANCE PRODUCTS FUND
VARIABLE INSURANCE PRODUCTS FUND II
VARIABLE INSURANCE PRODUCTS FUND III
VARIABLE INSURANCE PRODUCTS FUND IV
VARIABLE INSURANCE PRODUCTS FUND V

By:	/s/ Colm Hogan
Print Name:	Colm Hogan
Title:	Assistant Treasurer

The Underwriter:

FIDELITY DISTRIBUTORS COMPANY LLC f/k/a Fidelity Distributors Corporation

By:	/s/ Robert Bachman
Print Name:	Robert Bachman
Title:	EVP

SCHEDULE A

Separate Accounts and Associated Contracts

Name of Separate Account;	Form Numbers of Contract
Date Established by Board of Directors	Funded by Separate Account

Modern Woodmen of America Variable Annuity Account Established 3/30/01	Individual flexible premium deferred variable annuity contract- Form VAMWA

SCHEDULE C

Other investment companies currently available under variable annuities issued by the Society:

American Century Investments
VP Capital Appreciation Fund
VP Mid Cap Value Fund
VP Ultra® Fund
American Funds Insurance Series (IS)
American Funds IS Asset Allocation—Class 2
American Funds IS Capital Income Builder—Class 1
American Funds IS Capital World Bond Fund—Class 2
American Funds IS Capital World Growth and Income Fund—Class 1
American Funds IS Global Small Capitalization Fund—Class 1
American Funds IS Growth Fund—Class 2
American Funds IS Growth-Income Fund—Class 2
American Funds IS Managed Risk Growth Fund—Class P1
American Funds IS Managed Risk Growth-Income Fund—Class P1
American Funds IS New World Fund—Class 1
American Funds IS The Bond Fund of America—Class 1
BNY Mellon
BNY Mellon Sustainable U.S. Equity Portfolio, Inc. — Service Share Class
BNY Mellon Variable Investment Fund: Appreciation Portfolio—Initial Share Class
BNY Mellon Variable Investment Fund: Growth and Income Portfolio—Initial Share Class
BNY Mellon Variable Investment Fund: Opportunistic Small Cap Portfolio—Initial Share Class
Calvert Variable Products
Calvert VP NASDAQ-100 Index Portfolio
Calvert VP Russell 2000 Small Cap Index Portfolio
Calvert VP S&P MidCap 400 Index Portfolio
Federated Hermes Insurance Series Fund
Federated Hermes Government Money Fund II—Service Share Class
Federated Hermes Managed Volatility Fund II—Primary Shares
Federated Hermes Quality Bond Fund II—Primary Shares
Franklin Templeton Variable Insurance Products Trust
Franklin DynaTech VIP Fund—Class 2
Franklin Income VIP Fund—Class 2
Franklin Rising Dividends VIP Fund—Class 1
Franklin Small Cap Value VIP Fund—Class 2
Franklin Small-Mid Cap Growth VIP Fund—Class 1
Franklin Strategic Income VIP Fund—Class 2

J.P. Morgan Insurance Trust
JPMorgan Insurance Trust Mid Cap Value Portfolio—Class 1
JPMorgan Insurance Trust Small Cap Core Portfolio—Class 1
T. Rowe Price Equity Series, Inc.
All-Cap Opportunities Portfolio
Equity Income Portfolio
Health Sciences Portfolio
Mid-Cap Growth Portfolio
Moderate Allocation Portfolio
T. Rowe Price International Series, Inc.
International Stock Portfolio

SCHEDULE E

https://institutional.fidelity.com

SEC / Edgar

Fidelity.com/fundreports